Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	9/30/2026	6/30/2026	9/30/2025
Scheduled CD maturities for subsequent quarter	$577,396	$558,471	$642,619
Average rate scheduled CD maturities for subsequent quarter	3.36%	3.32%	4.04%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.59%	6.33%	6.87%
Cost of total deposits, Qtr-End	2.28%	2.21%	2.63%
Cost of interest-bearing deposits, Qtr-End	2.89%	2.80%	3.24%
Net interest margin, final month of Qtr	3.68%	3.59%	2.97%
Noninterest bearing DDA balances, Qtr-End	$2,910,281	$2,995,402	$2,598,895
Reserve for unfunded commitments, Qtr-End	$710	$364	$780
Credit card spend QTD	$286,913	$280,533	$272,473
Credit card net income QTD	$2,409	$2,492	$2,405
Merchant services fees QTD	$745	$714	$580
Mortgage banking income QTD	$1,935	$2,221	$1,864
FDIC insurance QTD	$2,475	$2,475	$2,475
Salaries & employee benefits QTD	$26,927	$26,274	$25,522
Other operating expense	$8,935	$6,707	$6,083
Third party processing and other services QTD	$8,082	$7,962	$8,095
Equipment and occupancy expense QTD	$3,380	$3,964	$3,615
Earnings retention YTD	76%	75%	72%
QTD tax rate	17.21%	19.94%	16.81%
YTD tax rate	18.34%	18.91%	18.89%

Available Liquidity	9/30/2026	6/30/2026	9/30/2025
Cash and cash equivalents	$1,185,015	$1,456,473	$1,773,305
Investment Securities (mkt value), net of pledged [1]	$297,143	$260,846	$448,305
Total on balance sheet liquidity	$1,482,158	$1,717,319	$2,398,323

FHLB fundings availability	$3,355,315	$3,403,609	$3,159,368
Correspondent lines of credit availability	$150,000	$150,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,579,923	$4,586,374	$4,396,050
Federal Reserve Bank fundings availability	$2,588,630	$2,562,745	$2,215,168
Total Available Liquidity	$12,156,026	$12,420,048	$12,393,909

1. Reported investment securities balance includes a 50% haircut on corporate securities ($187 million) per regulatory guidance